Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-274544 on Form S-8 of our reports dated May 28, 2025, relating to the financial statements of Arm Holdings plc and the effectiveness of Arm Holdings plc's internal control over financial reporting appearing in this Annual Report on Form 20-F for the fiscal year ended March 31, 2025.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
May 28, 2025